Notice of
Annual Meeting
of Shareholders
and Proxy
Statement
May 1, 2001

J. Steven Whisler

Chairman, President and
Chief Executive Officer

April 1, 2001

Dear Shareholder:

      You are cordially invited to attend our annual meeting of shareholders to be held at 3:00 p.m. (MST) on Tuesday, May 1, 2001, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. Enclosed with this proxy statement are your proxy card and the 2000 annual report, which includes the Corporation’s Annual Report on Form 10-K.

      Your vote is important. Whether you plan to attend or not, please access electronic voting via the internet or the automated telephone voting feature which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the meeting you may vote in person.

      Registration and seating will begin at 2:30 p.m. Each shareholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 15 record date. Cameras and recording devices will not be permitted at the meeting.

      Last year, 84% of our outstanding shares were represented in person or by proxy, and we hope to increase our shareholder participation this year.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Phelps Dodge Corporation:

      The annual meeting of shareholders of Phelps Dodge Corporation will be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Tuesday, May 1, 2001, at 3:00 p.m., to consider and take action on the following:

1. Elect four directors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Corporation for the year 2001; and

3. Transact any other business that may properly be brought before the annual meeting.

      Only holders of record of the Corporation’s common shares at the close of business on March 15, 2001, will be entitled to vote at the meeting. On March 15, 2001 we had 78,713,713 common shares outstanding.

      If you participate in the Mellon Investor Services LLC Investor Services Program for Phelps Dodge Corporation Shareholders, all common shares held for your account under that service will be voted in accordance with your proxy.

      Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter or new proxy, dated later than your first proxy, to Robert C. Swan, Vice President and Secretary.

      Shareholders who do not expect to attend the meeting in person are asked to access electronic voting via the internet or telephone voting as described on the enclosed proxy card or date, sign and complete the proxy card and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are attending in person and if you have mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

      This proxy statement and accompanying materials are being first sent to shareholders on April 1, 2001.

By order of the Board of Directors,

Robert C. Swan
Vice President and Secretary

Phoenix, Arizona

April 1, 2001

1.  ELECTION OF DIRECTORS

Board Structure	The Corporation currently has ten directors, divided into three classes: four in Class I, four in Class II, and two in Class III. The terms of office of four Class I directors expire at the 2001 annual meeting of shareholders.

Class I Election	The four nominees for election as Class I directors are listed below. If elected, the nominees will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Class I Nominees	A nominee must receive a plurality of the votes cast at the annual meeting to be elected. Abstentions and broker non-votes therefore have no effect on the election of directors.

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Paul Hazen (Class I)	Mr. Hazen has been Chairman of Wells Fargo & Co. since 1998. He was Chairman and Chief Executive Officer of Wells Fargo & Co., San Francisco (bank holding company) and of Wells Fargo Bank, N.A. (national banking association) from 1995 until 1998. He is a director of Wells Fargo & Co., Safeway, Inc., Vodafone, Plc., E. piphany, Inc., XstrataAG, Epoch Partners and Accel-KKR. Age 59.	1988

Manuel J. Iraola (Class I)	Mr. Iraola has been President of Phelps Dodge Industries, a division of the Corporation since 1995, and a Senior Vice President of the Corporation since 1995. From 1992 until 1995 he was President of Phelps Dodge International Corporation. He is a director of Southern Peru Copper Corporation. Age 53.	1997

Marie L. Knowles (Class I)	Mrs. Knowles was Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (diversified energy company) from 1996 until her retirement on June 1, 2000. From 1993 until 1996 she was Senior Vice President of Atlantic Richfield Company, and President of ARCO Transportation Company, a former subsidiary of Atlantic Richfield Company. Mrs. Knowles is a director of America West Holdings Corporation, URS Corporation, and a trustee of the Fidelity Funds. Age 54.	1994

Gordon R. Parker (Class I)	Mr. Parker was Chairman of Newmont Mining Corporation from 1986 until his retirement in 1994. He was Chief Executive Officer from 1985 until 1993. Mr. Parker is a director of Caterpillar, Inc., Gold Fields Limited and The Williams Companies, Inc. Age 65.	1995

Continuing Directors	The six directors whose terms will continue after the annual meeting and will expire at the 2002 annual meeting (Class II) or the 2003 annual meeting (Class III) are listed below.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Archie W. Dunham (Class II)	Mr. Dunham has been Chairman of Conoco Inc. (integrated energy company) since 1999, and has been the President and Chief Executive Officer of Conoco Inc. since 1996. He was an Executive Vice President of Conoco Inc. from 1992 to 1995. Mr. Dunham is a director of Conoco Inc., Louisiana Pacific Corporation and Union Pacific Corp. Age 62.	1998

William A. Franke (Class II)	Mr. Franke has been Chairman and Chief Executive Officer of America West Holdings Corporation since 1997 and President since 1999. He has been Chief Executive Officer of its principal subsidiary, America West Airlines, Inc., (airline carrier) since April 1999, and Chairman of its Board since 1992. He was President from April 1999 until May 2000. He has been President of Franke and Company, Inc., (investment firm) since 1987. He is a director of America West Holdings Corporation, America West Airlines, Inc., ON SemiConductor Corporation and The Air Transport Association of America. Age 64.	1980

Southwood J. Morcott (Class II)	Mr. Morcott was Chairman of the Board of Dana Corporation (manufacturer and distributor of automotive and vehicular parts) from 1990 until his retirement on April 30, 2000. He was Chief Executive Officer of Dana Corporation from 1989 until 1999, and President from 1986 until 1995. Mr. Morcott is a director of CSX Corporation, Johnson Controls, Inc. and Navistar Corp. Age 63.	1991

J. Steven Whisler (Class II)	Mr. Whisler was elected Chairman of the Corporation on May 3, 2000, and has been Chief Executive Officer since January 1, 2000. He has been President since December 1997 and was also Chief Operating Officer from December 1997 until January 1, 2000. He was President of Phelps Dodge Mining Company, a division of the Corporation, from 1991 to 1998. He is a director of America West Holdings Corporation and its principal subsidiary, America West Airlines, Inc., Burlington Northern Santa Fe Corporation and Southern Peru Copper Corporation. Age 46.	1995

Robert N. Burt (Class III)	Mr. Burt has been Chairman of the Board and Chief Executive Officer of FMC Corporation (chemicals and machinery for industry, agriculture and government) since 1991. He is a director of FMC Corporation and Pfizer, Inc. Age 63.	1993

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Robert D. Krebs (Class III)	Mr. Krebs has been Chairman of Burlington Northern Santa Fe Pacific Corporation and The Burlington Northern and Santa Fe Railway Company (transportation) since December 2000. He was Chairman and Chief Executive Officer of Burlington Northern Santa Fe Corporation from 1999 until December 2000, and its Chairman, President and Chief Executive Officer from 1997 to 1999 and its President and Chief Executive Officer from 1995 to 1997. He is a director of Burlington Northern Santa Fe Corporation. Age 58.	1987

INFORMATION CONCERNING THE

BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings	The Board of Directors met eight times during 2000. Various committees of the Board also met during the year. All directors attended at least 75% of all Board and committee meetings and the average attendance was 97%.

Board Committees	The Audit Committee is comprised of Messrs. Dunham, Franke, (Mrs.) Knowles (Chair), Krebs, and Parker. The Board of Directors has (i) adopted a written Charter of the Audit Committee, which was printed in full on pages 19 and 20 of the Corporation’s 2000 proxy statement, and (ii) determined that each member of the Committee is independent for purposes of the rules of the New York Stock Exchange. The primary duties and responsibilities of the Committee, which met five times during 2000, are to:

• Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems;

• Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing function; and

• Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Compensation and Management Development Committee, comprised of Messrs. Burt, Dunham, Hazen (Chair), (Mrs.) Knowles and Morcott met five times during 2000. The Committee performs the following functions:

• Reviews and approves the compensation of the Corporation’s senior officers;

• Reviews management recommendations concerning the compensation of other officers and key personnel;

• Reviews the Corporation’s program for management development; and

• Reviews and approves incentive compensation awards, stock option grants and awards of restricted stock.

The Committee on Directors is comprised of Messrs. Burt (Chair), Dunham, Hazen, Krebs and Morcott. The Committee, which met twice during 2000, performs the following functions:

• Makes recommendations concerning the composition of the Board and its committees, and reviews director compensation; and

• Reviews the qualifications of potential director candidates and recommends to the Board nominees for election as directors.

The Committee on Directors will consider potential nominees recommended by shareholders. Recommendations should be sent to the Secretary of the Corporation and should include the address and a brief description of the qualifications of the individual recommended.

The Environmental, Health and Safety Committee, comprised of Messrs. Burt, Franke, (Mrs.) Knowles and Parker (Chair), met four times in 2000. The Committee generally performs the following functions:

• Reviews the Corporation’s environmental, health and safety policies;

• Reviews management’s implementation of these policies; and

• Makes reports and recommendations to the Board concerning the results of its reviews.

The Finance Committee is comprised of Messrs. Franke, Hazen, Krebs (Chair), Morcott and Parker. The Committee, which met four times during 2000, is responsible for:

• Reviewing the financial affairs of the Corporation and its subsidiaries;

• Recommending to the Board financial policies and actions to accommodate the Corporation’s goals and operating strategies while maintaining a sound financial condition; and

• Reviewing the funding and management of assets for retirement income plans of the Corporation and its subsidiaries.

Directors Stock Ownership Policy	The Board of Directors has adopted a policy that each director, within three years of his or her election, shall own a total of not less than 2,000 common shares of the Corporation. Stock units granted to a director under the Corporation’s Directors Stock Unit Plan or the Deferred Compensation Plan apply toward attainment of the requirement. All of our directors are in compliance with this policy.

Board Compensation

Retainer and Fees	Directors who are not salaried employees of the Corporation (“non-employee directors”) receive the following annual compensation for their Board service:

Annual Retainer:	$36,000
Annual Committee Chair Stipend:	$3,000
Attendance Fees:	$1,000 for each Board meeting $1,000 for each Board Committee meeting
Expenses related to attendance
Shares of Stock:	The foregoing retainer and fees, at the election of the director, may be received in an equivalent number of the Corporation’s common shares in lieu of cash.
Stock Units:	Number of units equal in value to $50,000 on date of grant.

Directors Stock Unit Plan	In order to encourage increased stock ownership, the Board of Directors adopted the Directors Stock Unit Plan. Pursuant to that Plan, each non-employee director receives an annual grant of stock units having a value equal to $50,000 on the date of the grant. One unit is equal in value to one share of the Corporation’s common stock. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on the Corporation’s common shares. Upon termination of service as a director, the director is entitled to payment of his or her accumulated stock units in an equivalent number of the Corporation’s common shares or in cash.

Directors Deferred Compensation Plan	Directors may defer payment of retainer and/or meeting fees to future years and may elect to have such deferred compensation

• receive interest at prevailing market rates

• invested in the Corporation’s common shares, or

• invested in one of several mutual funds designated for that purpose.

Expenses and Benefits	All directors are reimbursed for travel and other related expenses incurred in attending shareholder, Board and committee meetings. The Corporation also provides non-employee directors with life insurance benefits and allows them to participate in its Matching Gifts Program by matching gifts from directors to qualified organizations up to a total of $10,000 per year.

Directors and Officers Liability Insurance

      The Corporation maintains directors and officers liability insurance policies and pension trust liability policies (placed on three-year terms) issued by National Union Fire Insurance Company of Pittsburgh, Pa., Executive Risk Indemnity Inc., Continental Casualty Company, Federal Insurance Company and XL Insurance Company. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries, and employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries, against certain liabilities they may incur in the performance of their duties and (ii) the Corporation against its obligation to indemnify such persons against such liabilities, and (iii) the Corporation for allegations related to securities claims. On June 1, 2000, the Corporation extended those policies to June 1, 2003 at annual prepaid premiums of $413,699, $132,000, $103,500, $44,550 and $60,720, respectively.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

       The following directors served on the Compensation and Management Development Committee during 2000: Messrs. Burt, Dunham, Hazen (Chair), (Mrs.) Knowles (appointed May 3, 2000) and Morcott. None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

       The following table lists the common share ownership as of February 2, 2001 for our directors and the five named executive officers. “Beneficial Ownership” includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on February 2, 2001 or within 60 days thereafter. On February 2, 2001, the directors and the five named executive officers of the Corporation owned, in the aggregate, 1,067,188 shares of the Corporation’s common stock (approximately 1.36 percent of the shares outstanding). The Corporation’s non-employee directors also have interests in stock-based units under Corporation plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the Corporation’s stock.

			Options
	Shares		Exercisable
	Beneficially		Within	Stock
Name of Beneficial Owner	Owned		60 Days	Units(1)		Total

Robert N. Burt	2,398		3,444	4,458	(2)	10,300

Archie W. Dunham	1,000		0	3,818	(2)	4,818

William A. Franke	2,000		9,184	3,877		15,061

Paul Hazen	587		9,184	9,035	(2)	18,806

Manuel J. Iraola	46,483	(3)	196,914	0		243,397

Marie L. Knowles	1,000		2,296	2,920		6,216

Robert D. Krebs	2,122		8,036	3,492		13,650

Arthur R. Miele	6,292	(3)	71,866	0		78,158

Southwood J. Morcott	2,018		5,740	8,547	(2)	16,305

Gordon R. Parker	2,171		2,296	3,057		7,524

Ramiro G. Peru	32,218	(3)	85,508	0		117,726

Timothy R. Snider	19,805	(3)	99,237	0		119,042

J. Steven Whisler	90,232	(3)	325,953	0		416,185

Directors and executive officers as a group	208,326		819,658	39,204		1,067,188

(1) Represents stock units awarded under the Directors Stock Unit Plan.

(2)	Includes stock units awarded under the Directors Deferred Compensation Plan.

(3)	Includes the following shares of restricted stock awarded under the 1998 Stock Option and Restricted Stock Plan: Mr. Whisler, 20,000 shares, Mr. Peru, 22,500 shares, Mr. Snider, 7,500 shares, Mr. Iraola, 2,500 shares, Mr. Miele 1,754.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 2000 were filed on time with the exception of one executive officer who filed a late report of an open-market acquisition.

      To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corporation’s common shares as of December 31, 2000:

	Number
	of	Percent of
Name and Address	Shares	Outstanding

Capital Research and Management Company(a)	7,582,060	9.60%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.(b)	6,761,216	8.588%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP(c)	4,383,200	5.57%
75 State Street Boston, MA 02109

(a)	A report on Schedule 13G, dated February 9, 2001, disclosed that this entity, as a registered investment advisor, had sole dispositive power over 7,582,060 shares which represented 9.60% of the outstanding common shares at December 31, 2000.

(b)	A report on Schedule 13G, dated February 14, 2001, disclosed that this entity, as a registered investment advisor, had sole voting power over 726,946 shares and sole dispositive power over 6,761,216 shares which represented 8.588% of the outstanding common shares at December 31, 2000.

(c)	A report on Schedule 13G, dated February 14, 2001, disclosed that this entity, as a registered investment advisor, had shared voting power over 694,800 shares and shared dispositive power over 4,383,200 shares which represented 5.57% of the outstanding common shares at December 31, 2000.

EXECUTIVE COMPENSATION

       The following table summarizes the compensation we paid our five most highly compensated executive officers in 2000, 1999 and 1998.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

				Other	Restricted
		Base		Annual	Stock	Options	All Other
		Salary	Bonus	Compensation	Awards	Granted	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(5)

J. Steven Whisler(6)	2000	650,000	300,000	23,398	–0–	200,000	20,360
Chairman, President and Chief	1999	480,000	235,000	27,422	1,036,250	150,000	45,112
Executive Officer	1998	480,000	240,000	13,240	–0–	80,000	50,110

Manuel J. Iraola	2000	430,000	178,264	32,905	147,422	60,000	18,084
Senior Vice President;	1999	390,000	176,740	11,345	–0–	63,000	39,096
President, PDI; and Director	1998	390,000	340,000	64,057	–0–	52,414 (4)	48,031

Timothy R. Snider	2000	350,000	159,113	10,690	442,266	60,000	13,634
Senior Vice President; and	1999	310,000	158,472	14,841	–0–	64,811 (4)	26,113
President, PDMC	1998	285,000	100,000	7,138	–0–	55,000	28,888

Ramiro G. Peru	2000	320,000	158,774	10,202	–0–	50,000	9,420
Senior Vice President	1999	247,500	92,993	7,916	1,400,624	45,000	20,573
and Chief Financial Officer

Arthur R. Miele(7)	2000	270,000	116,449	13,012	–0–	30,000	16,739
Senior Vice President, Marketing

(1)	Amounts shown under “Bonus” were paid under the Annual Incentive Compensation Plan and include special bonuses paid during 1999 due to the acquisition of Cyprus Amax Minerals Company. Amounts shown under “Base Salary” and “Bonus” include any salary or bonus deferred by the executive under the Phelps Dodge Employee Savings Plan (the “Savings Plan”) and the Phelps Dodge Corporation Supplemental Savings Plan (the “Supplemental Savings Plan”).

(2)	Amounts shown under “Other Annual Compensation” include tax payment reimbursements and personal benefits.

(3)	Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common shares.

(4)	The option grants denoted by “(4)” include reload options, as well as normal compensatory options. See Stock Options on page 10.

(5)	Amounts shown include the following contributions and accruals by the Corporation for 2000 to the Savings Plan and 2000 accruals under the Supplemental Savings Plan, and for premium payments for life insurance policies issued through the Executive Life Insurance Plan for the reported executives:

	Employee	Supplemental	Executive Life
Name	Savings Plan	Savings Plan	Insurance Plan

J. Steven Whisler	4,250	8,000	8,110

Manuel J. Iraola	4,250	5,750	8,084

Timothy R. Snider	4,250	3,750	5,634

Ramiro G. Peru	4,250	2,188	2,982

Arthur R. Miele	4,250	1,600	10,889

(6)	Mr. Whisler was elected Chief Executive Officer effective January 1, 2000 and Chairman effective May 3, 2000.

(7)	Mr. Miele was elected a Senior Vice President of the Corporation effective June 21, 2000.

Stock Options

      Each of the executives listed in the Summary Compensation Table was eligible to receive two types of option grants during 2000: normal option grants and reload option grants. The first type of grant is a compensatory award normally made on an annual basis which is intended to reward each named executive based on the Corporation’s future performance. Normal option grants customarily include the right to receive reload options.

      A reload option is granted to an employee who exercises an option with already-owned shares. It replaces the opportunity for future appreciation that the employee would otherwise lose by exercising the original option, while encouraging the employee to increase his share ownership. Reload option grants customarily include the right to receive additional reload options.

      The following table contains information with respect to the normal compensatory option grants and reload option grants made to each named executive during 2000 and the hypothetical value at the time of grant based on a variation of the Black-Scholes model (see footnote (3) below). The Corporation is not aware of any option pricing model which can provide a true assessment of the value of the options. Over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

Option Grants in 2000

		Normal	% of Total
		and Reload	Options Granted
		Options	to Employees		Expiration	Grant Date
Name		Granted(1)	In 2000(2)	Price	Date	Present Value(3)

J. Steven Whisler	Normal	200,000	13.79	$51.9375	12/7/10	$2,706,000

Manuel J. Iraola	Normal	60,000	4.14	51.9375	12/7/10	811,800

Timothy R. Snider	Normal	60,000	4.14	51.9375	12/7/10	811,800

Ramiro G. Peru	Normal	50,000	3.45	51.9375	12/7/10	676,500

Arthur R. Miele	Normal	30,000	2.07	51.9375	12/7/10	405,900

(1)	Normal options expire no later than the tenth anniversary of the date of grant, plus one day. If an employee retires on his normal retirement date, or retires early under any pension or retirement plan maintained by the Corporation or any subsidiary, or dies, his exercisable options terminate upon the fifth anniversary of his retirement or death or the original expiration date, if earlier. If an optionee’s employment terminates for any reason other than retirement or death, his exercisable options terminate no later than 30 days following the termination of his employment.

Normal options become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant or earlier as the Compensation and Management Development Committee in its discretion may determine. The Committee may also approve provisions making installments exercisable (a) upon the employee’s retirement, (b) six months from the date an option is granted if it is the result of a previous exercise in which pre-owned shares were used in payment of the exercise, and (c) as the Committee deems appropriate in a change of control of the Corporation but not later than two years after the employee ceases employment.

Options customarily include the right to receive reload options in the event the optionee exercises an option with already-owned shares. Reload options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of a common share on the date the reload option is granted and become exercisable in full six months after they are granted. Reload options customarily include the right to receive additional reload options.

(2)	Illustrates the total number of normal and reload options granted as a percent of the aggregate number of 2000 normal options (1,447,700 shares) and 2000 reload options (2,712 shares) granted to all employees.

(3)	The hypothetical present value of the options at the date of grant was determined using a variation of the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used to value options traded on the stock exchanges. However, executive stock options differ from exchange-traded options in several key respects. Executive options are long-term, non-transferable and subject to vesting restrictions, whereas exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The model used here is adapted to estimate the present value of an executive option and considers a number of factors, including the grant price of the option, the volatility of the Corporation’s common shares, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were derived using as assumptions the following financial factors which existed at or about the time that the options were granted: volatility of .3910, dividend yield of 3.30%, and interest rates of 5.321% for normal options and 5.948% for reload options. In view of the Corporation’s historic exercise experience and the inherent motivation to exercise options early in their terms because of the reload option feature, normal options were assumed to be outstanding for three years at time of exercise and reload options for one year. No downward adjustments were made to the resulting grant-date option values to account for potential forfeiture or non-transferability of the options in question. Because the Black-Scholes model was not developed for executive options and requires the use of assumptions primarily based on conditions in effect at the time of grant (and not over the term of the option), it provides only a theoretical estimate of the value of these options.

Reload option grants are part of the Corporation’s overall program to increase the number of common shares owned by its executive officers and other key employees. Traditional option programs generally do not encourage optionees to exercise options prior to the end of their term or to hold the shares received upon such exercise. The Compensation and Management Development Committee adopted the reload option program, with shareholder approval, to encourage option exercises and stock retention by permitting an optionee to exercise an option with already-owned common shares and to be restored to the same economic opportunity available immediately prior to such exercise.

Under the reload program, an employee who exercises an option (the “Original Option”) with already-owned shares prior to the end of the option term will receive an additional option (the “Reload Option”) covering a number of shares equal to the number used to exercise the Original Option. The Reload Option will be exercisable, beginning six months after grant and continuing for the remaining term of the Original Option, at a price equal to the fair market value of the shares on the date the Original Option is exercised. As a result of the exercise of the Original Option with already-owned shares, the net number of common shares held by the employee will increase by the number of shares that has an aggregate market value equal to the “spread” on the option (the “spread” equals the aggregate market price of the option shares on the day of exercise less the aggregate exercise price). Thus, the number of shares covered by the Reload Option plus the number of additional shares received on the exercise of the Original Option will equal the number of shares covered by the Original Option. The program thereby serves to replace the opportunity for future appreciation that an optionee would otherwise lose by exercising an option using already-owned shares. In addition, by inducing option exercises and stock retention, the reload feature offers optionees the opportunity to receive dividends on a greater number of shares than would be the case without such a feature.

Aggregated Option Exercises in 2000 and December 31, 2000 Option Values

       The following table provides information concerning options exercised in 2000 by the named executives and the options held by them at the end of 2000:

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/00		12/31/00
	Acquired On	Value	(Exercisable/		(Exercisable/
Name	Exercise	Realized	Unexercisable)		Unexercisable)(1)

J. Steven Whisler	0	0	325,953/	326,667	284,900/	1,363,558

Manuel J. Iraola	0	0	196,914/	117,000	236,793/	471,100

Timothy R. Snider	0	0	99,237/	118,334	217,918/	509,277

Ramiro G. Peru	0	0	85,508/	90,000	89,845/	367,192

Arthur R. Miele	0	0	71,866/	48,334	225,816/	198,078

(1)	Value is based on the mean of the high and low of the common shares on the Consolidated Trading Tape on December 29, 2000 ($56.3438).

PENSION AND OTHER RETIREMENT BENEFITS

Retirement Plans

      The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 under the Phelps Dodge Retirement Plan for Salaried Employees (the “Retirement Plan”) as supplemented by the Phelps Dodge Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) that make up amounts limited by the Internal Revenue Code (the “Code”).

Pension Plan Table

	Estimated Annual Benefits for Years of Service Indicated(b)
Final Average
Compensation(a)	10	15	20	25	30	35	40	45

$300,000	$45,851	$68,776	$91,701	$114,626	$137,552	$160,477	$183,402	$206,327

$400,000	$61,851	$92,776	$123,701	$154,626	$185,552	$216,477	$247,402	$278,327

$500,000	$77,851	$116,776	$155,701	$194,626	$233,552	$272,477	$311,402	$350,327

$600,000	$93,851	$140,776	$187,701	$234,626	$281,552	$328,477	$375,402	$422,327

$700,000	$109,851	$164,776	$219,701	$274,626	$329,552	$384,477	$439,402	$494,327

$800,000	$125,851	$188,776	$251,701	$314,626	$377,552	$440,477	$503,402	$566,327

$900,000	$141,851	$212,776	$283,701	$354,626	$425,552	$496,477	$567,402	$638,327

$1,000,000	$157,851	$236,776	$315,701	$394,626	$473,552	$552,477	$631,402	$710,327

$1,100,000	$173,851	$260,776	$347,701	$434,626	$521,552	$608,477	$695,402	$782,327

$1,200,000	$189,851	$284,776	$379,701	$474,626	$569,552	$664,477	$759,402	$854,327

$1,300,000	$205,851	$308,776	$411,701	$514,626	$617,552	$720,477	$823,402	$926,327

$1,400,000	$221,851	$332,776	$443,701	$554,626	$665,552	$776,477	$887,402	$998,327

$1,500,000	$237,851	$356,776	$475,701	$594,626	$713,552	$832,477	$951,402	$1,070,327

$1,600,000	$253,851	$380,776	$507,701	$634,626	$761,552	$888,477	$1,015,402	$1,142,327

$1,700,000	$269,851	$404,776	$539,701	$674,626	$809,552	$944,477	$1,079,402	$1,214,327

$1,800,000	$285,851	$428,776	$571,701	$714,626	$857,552	$1,000,477	$1,143,402	$1,286,327

(a)	The Retirement Plan provides a member upon retirement at age 65 with a pension for life in a defined amount based upon final average compensation and length of benefit service. Under the Retirement Plan, final average compensation is the highest average annual base salary for any consecutive 36-

month period plus the highest average annual incentive compensation for any consecutive 60-month period during a member’s last 120 months of employment. Benefit service includes all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the Supplemental Retirement Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 2000.

(b)	The expected credited years of benefit service at normal retirement for the Corporation’s five current named executive officers as of December 31, 2000 are as follows: Mr. Whisler, 43 years; Mr. Iraola, 30 years; Mr. Snider, 45 years; Mr. Peru, 42 years; and Mr. Miele, 38 years. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Supplemental Retirement Plan.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance Agreements With Our Executives

      The Corporation has severance agreements (“Severance Agreements”) with each of its five named executive officers under which the executive would receive a lump sum payment equal to his annual base salary in the event the Corporation terminates his employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his employment because of material reductions in his salary or his position, duties and responsibilities. The terminated executive would also receive (i) outplacement services at a cost up to 15% of his base salary and (ii) the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans.

Change of Control Agreements With Our Executives

      The Corporation also has agreements with such executives under which each executive would receive, in the event he ceases to be employed by the Corporation within two years following a change of control of the Corporation (for a reason other than death, disability, willful misconduct, normal retirement or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to (i) three times the executive’s highest base salary during that year and the prior two years plus (ii) three times the executive’s average bonus paid under the Annual Incentive Compensation Plan for the two calendar years preceding the year in which the change of control occurs, less (iii) any severance payable under his Severance Agreement. The amount of such payments, when combined with any other payments that are contingent upon a change of control, may be capped at the maximum amount that can be paid without triggering an excise tax under the Internal Revenue Code. This “Cap” on payments does not apply if the amount of such payments, calculated without the Cap, is at least 20% more than the amount of such payments calculated with the Cap. If the payments are not subject to the Cap, the Corporation will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes, as well as the presumed income taxes on the gross-up. The terminated executive would also receive the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans. Except under certain circumstances, these change of control agreements expire on December 31, 2002.

Other Change of Control Provisions

      Although normal compensatory options granted by the Corporation become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) for a period of 30 days beginning on the date the Corporation’s common shares are purchased pursuant to a third party tender offer or the Corporation’s shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation or, in the case of the five named executive officers and certain other employees, the date the employee ceases to be employed if he/she ceases to be employed within two years following a change of control.

      The Supplemental Retirement Plan provides for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation. The Supplemental Retirement Plan also provides an additional 36 months of service credit to an executive who, due to his termination of employment within two years following a change of control of the Corporation, becomes entitled to receive payments under his change of control agreement with the Corporation. The Supplemental Savings Plan obligates the Corporation to transfer an amount equal to the deficiency in the assets of the Plan’s trust fund, if any, prior to the day on which a change of control occurs.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Committee

      The Committee is composed solely of directors (currently five) who are not employees of the Corporation. It has periodically retained respected independent compensation consultants to advise and assist it in connection with various compensation matters.

Goals

      The Corporation’s goal is to be the leader in each of the domestic and international mining and manufacturing activities in which it competes while maximizing shareholder value.

      The Compensation and Management Development Committee designs its executive compensation program to ensure the Corporation’s ability to attract, retain and motivate the highest performing employees. The Committee believes it can align total compensation with shareholder interests and motivate senior managers participating in these programs by:

•	Emphasizing the relationship between pay and performance by rewarding managers who bring about solid achievement with regard to key business strategies and specific operational objectives.

•	Increasing the relative amount of compensation at risk as management responsibilities increase.

•	Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other forms of performance.

•	Encouraging stock ownership by executives.

•	Tying pay for performance as closely as possible to success in maximizing the value of the Corporation’s stock over the long term.

Elements of Executive Compensation

      The executive officers are compensated by salaries, annual incentive awards and long-term incentive compensation, in the form of stock options and restricted stock grants. Each element focuses on performance in a different but complementary way. Salaries focus on individual performance, competence and the Corporation’s performance during the officer’s tenure. Annual incentives relate to corporate, division and, where appropriate, unit and individual performance. Long-term incentive awards, which are awarded most often in the form of stock options, and, from time to time, in restricted stock, create a long-term identity of interest with the shareholders based on the Corporation’s performance and related growth of shareholder value.

      The Committee believes that the Corporation competes for its executive talent primarily with similarly sized industrial companies located in the United States. Accordingly, where possible, the Committee compares the compensation for the top five executives, at least annually, to the compensation paid to executives holding similar positions at 16 publicly held industrial corporations of an average size, measured by revenues and market capital, similar to that of the Corporation (referred to below as the “comparison group”). The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size of the Corporation. Thus, the companies used for comparison purposes in connection with the compensation paid to the Corporation’s executive officers are different from the companies included in the peer group used in the performance graphs on pages 18 and 19 to compare shareholder returns.

Executive Salaries

      Individual salaries for executive officers are established by the Committee to reflect the officer’s performance and competence, existing general economic and industry conditions and the Corporation’s performance during the executive officer’s tenure. Generally, salary adjustments are targeted to move salaries to competitive levels when compared to the comparison group over time for sustained and expected performance and competence.

Annual Incentives

      The Annual Incentive Compensation Plan provides the executive officers and certain other officers and managers with compensation based on success in achieving annual corporate, division and, where appropriate, unit and individual goals. For each executive officer, a target award is determined approximating the 60th percentile of the annual incentive compensation paid by the comparison group to individuals holding comparable positions. Lower threshold awards and higher maximum awards are also established. Corporate goals are set using return on equity, economic profit and net operating cash flow return on invested capital, all of which are fundamental indicators of the Corporation’s performance. In 2000, the Corporation’s performance with respect to both return on equity and economic profit were below the threshold goal, while net operating cash flow return on invested capital was between the threshold and target goal. Based on these results and the Committee’s evaluation of performance relative to individual and, where appropriate, division and unit goals, the Committee approved Annual Incentive Compensation awards for 2000 below the targeted amounts for the listed executives.

Long-Term Incentive Compensation

      The Committee uses stock options as the principal method of providing long-term incentive compensation primarily because employees benefit from options, if at all, only to the extent of increases in the value of the Corporation’s common shares. To further the identity of interest with the shareholders, the executive officers are expected to acquire and own significant numbers of the Corporation’s shares.

      The Committee has determined that to focus the executives’ attention to an appropriate extent on the long-term growth of shareholder value, the targeted compensation levels with respect to the present value of stock options should be approximately midway between the 50th and 75th percentiles of the long-term incentive awards made to executives holding similar positions in the comparison group. Adjustments are made to individual grants from these levels based on the performance, career potential, critical skills and prior grant history of the executive officer.

Grants of Restricted Stock

      The Committee also made grants of restricted stock to a limited number of other employees under the Corporation’s Stock Option and Restricted Stock Plan. Grants were made to two executives named in the Summary Compensation Table. The size of each award was determined based on the Committee’s subjective determination of the recipient’s expected contribution to the Corporation over the stated vesting period, the significance of the recipient’s position with the Corporation, and the importance of maintaining continuity of management and critical skills in the recipient’s function.

Stock Ownership Guidelines

      To underscore the connection between the interests of management and stockholders, the Corporation established stock ownership targets for officers and management of the Corporation. The targets are expressed in terms of the value of the Corporation’s common shares held by the executive as a multiple of salary grade midpoint. The targets range from one and one-half times salary midpoint up to five times salary midpoint for the CEO. Three of the five named executives have met or exceeded their respective stock ownership guideline, but those who have not have five years from the date they became subject to the ownership requirements to reach their ownership target.

Tax Code Issues

      Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest compensated “covered employees,” excluding for this purpose deferred compensation and, in general, compensation constituting “performance-based” compensation. In 1998, the Corporation obtained shareholder approval for the 1998 Stock Option and Restricted Stock Plan which continues to exclude the compensation from stock options from the $1 million deductibility limit. Other elements of the compensation payable to executive officers, such as salary, annual incentive compensation and restricted stock, are not excludable from such limit.

CEO Compensation

      Phelps Dodge bases the chief executive officer’s compensation on the same philosophy and policies as for all executive officers, as discussed above. This compensation includes base salary, annual incentives and long-term incentives.

      J. Steven Whisler, Chief Executive Officer of the Corporation in 2000, received a base salary of $650,000 in 2000, an Annual Incentive Compensation Plan award of $300,000 for 2000 performance compared to stated corporate and individual performance goals, and a stock option grant in 2000 to purchase 200,000 common shares.

Conclusion

      The Committee will continue to evaluate the Corporation’s compensation programs to best enable the Corporation to employ and motivate high caliber, dedicated people. Such employees, properly motivated, are believed to be key to achievement of the Corporation’s goal to be the international leader in the mining and manufacturing activities in which it competes and the related enhancement of shareholder value over the long term.

THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE

Paul Hazen, Chair
Robert N. Burt
Archie W. Dunham
Marie L. Knowles
Southwood J. Morcott

AUDIT COMMITTEE REPORT

       The Committee has reviewed and discussed with management of the Corporation the audited financial statements of the Corporation for the fiscal year ended December 31, 2000 (the “Audited Financial Statements”).

      The Committee has discussed with PricewaterhouseCoopers LLP, independent accountants for the Corporation, the matters required to be discussed by Statement on Auditing Standards No. 61, as in effect on the date of this proxy statement.

      The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement, and has discussed with PricewaterhouseCoopers LLP its independence and has considered the compatibility of the non-audit services which it provides with maintenance of that independence.

      Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

      The Board of Directors has adopted a Charter of the Audit Committee, a copy of which was published as part of the Corporation’s 2000 proxy statement.

THE AUDIT COMMITTEE

Marie L. Knowles, Chair
Archie W. Dunham
William A. Franke
Robert D. Krebs
Gordon R. Parker

PRINCIPAL ACCOUNTING FIRM FEES

The Corporation incurred the following fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal 2000:

AUDIT FEES

Fees for the fiscal year 2000 audit and reviews of quarterly financial statements: $1,250,000, of which $965,000 has been billed to December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for fiscal year 2000 are $2,613,800 (includes fees for tax consulting and compliance; services associated with acquisitions and divestitures, including those related to the late 1999 acquisition of Cyprus Amax Minerals Company; and other non-audit services).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG PHELPS DODGE CORPORATION, THE S & P 500 INDEX
AND THE S & P METALS MINING INDEX

      The chart above reflects $100 invested at 12/31/95 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, which is comprised of Phelps Dodge, Freeport-McMoRan Copper & Gold Inc., and Inco Ltd.

Fiscal Year Ended

December 31	1995	1996	1997	1998	1999	2000

Phelps Dodge Corporation	100	112	106	89	123	106
S&P 500	100	123	164	211	255	232
S&P METALS MINING	100	102	69	49	94	65

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN

AMONG PHELPS DODGE CORPORATION, THE S & P 500 INDEX
AND THE S & P METALS MINING INDEX

      The chart above reflects $100 invested at 12/31/90 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, which is comprised of Phelps Dodge, Freeport-McMoRan Copper & Gold Inc., and Inco Ltd. This 10-year graph illustrates the relative stock performances over a period that more closely represents the longer business cycle generally associated with the industry of the Corporation and is especially meaningful because the business focus and growth strategies of the Corporation have been and continue to be long term.

Fiscal Year Ended

December 31	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000

Phelps Dodge Corporation	100	130	186	193	252	262	292	277	234	321	277
S&P 500	100	124	140	155	157	215	265	353	454	550	500
S&P METALS MINING	100	113	121	135	157	174	178	119	86	163	114

2.  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

       On the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Corporation for the year 2001.

      PricewaterhouseCoopers LLP or a predecessor firm has been the independent accountants for the Corporation since 1915. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.

      The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

OTHER BUSINESS

       The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

VOTING PROCEDURES

       All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the annual meeting, will be voted at the meeting in accordance with any instructions specified on such proxy. Where no instruction is specified, the shares may be voted according to the printed instructions on the proxy.

      It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation’s transfer agent and its proxy solicitation firm, and not by employees of the Corporation.

      The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained Morrow & Co., Inc., 445 Park Avenue. New York, NY 10022 to assist in soliciting proxies for a fee estimated at $12,500 plus reasonable expenses. Morrow & Co., Inc. and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

PROPOSALS FOR 2002

       The Corporation will review for inclusion in next year’s proxy statement shareholder proposals received by December 1, 2001. Prior to November 1, 2001, proposals should be sent to the Secretary of the Corporation, 2600 North Central Avenue, Phoenix, Arizona 85004-3014. As of November 1, 2001, proposals should be sent to the Secretary at One North Central Avenue, Phoenix, Arizona 85004-2306.

      Shareholder proposals not included in next year’s proxy statement may be brought before the May 1, 2002 annual meeting of shareholders by a shareholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Corporation containing certain information specified in the By-Laws and who was a shareholder of record at the time such notice was given. Such notice must be delivered or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than January 1, 2002 and no later than January 31, 2002, except that if the date of the 2002 annual meeting of shareholders is changed, and the meeting is held before April 1, 2002 or after June 30,

2002, such notice must be delivered or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than the close of business on the 120th day prior to the new date of such annual meeting and no later than the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made.

      If a shareholder notifies the Corporation after January 31, 2002 of an intention to present a proposal at the Corporation’s May 1, 2002 annual meeting or, if the date of the 2002 annual meeting is changed and the meeting is held before April 1, 2002 or after June 30, 2002, if a shareholder notifies the Corporation of an intention to present a proposal at such meeting after the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made, and for any reason any such proposal is voted on at such meeting, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

ANNUAL REPORT FOR 2000

       The annual report of the Corporation for the year 2000, which includes the Corporation’s Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of March 15, 2001, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

Robert C. Swan
Vice President and Secretary

Phoenix, Arizona

April 1, 2001

PHELPS DODGE CORPORATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION

     The undersigned shareholder of Phelps Dodge Corporation hereby appoints ROBERT N. BURT, ROBERT D. KREBS and J. STEVEN WHISLER, or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Tuesday, May 1, 2001 at 3:00 p.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned’s account under the Mellon Investor Services Investor Services Program for Phelps Dodge Common Shares administered by Mellon Investor Services LLC.

     The proxies are instructed to vote as directed below, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted FOR Management Proposals 1 and 2 as recommended by the Board of Directors.

Management Proposals:

     The Board of Directors recommends you vote FOR Management Proposals 1 and 2

     Proposal 1: Election of Directors for the respective terms specified in the Proxy Statement: Messrs. Hazen, Iraola, (Mrs.) Knowles and Parker.

FOR all nominees	WITHHELD for all nominees	WITHHELD for the following only (write name(s) of nominee(s) below)

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY

PROXY

Proposal 2: Ratification of Independent Public Accountants FOR	AGAINST	ABSTAIN

Dated:
Signature
Signature

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark

your votes as	[ X ]

indicated in

this example.

		FOR	WITHHELD
		ALL	FOR ALL
PROPOSAL 1:	Election of Directors for the term specified in the Proxy Statement:	[ ]	[ ]

01 P Hazen	03 M. Knowles

02 M. Iraola	04 G. Parker

WITHHELD FOR: (Write name(s) of nominee(s) below).
_______________________________________________

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	Ratification of Independent Public Accountants	[ ]	[ ]	[ ]

The Board of Directors recommends you vote FOR MANAGEMENT PROPOSALS 1 AND 2.

The proxies are instructed to vote as directed above, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted FOR Management Proposals 1 and 2 as recommended by the Board of Directors.

I consent to future access of the Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.	[ ]

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE READ THE INSTRUCTIONS BELOW

Signature(s)_________________________________________________________   Date ________________

NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ FOLD AND DETACH HERE ^

[TELEPHONE]	VOTE BY TELEPHONE OR INTERNET	[COMPUTER]

QUICK *** EASY *** IMMEDIATE

YOUR VOTE IS IMPORTANT! — YOU CAN VOTE IN ONE OF THREE WAYS:

1. TO VOTE BY PHONE: Call toll-tree 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week

There is NO CHARGE to you for this call. — Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

OPTION 1:    To vote as the Board of Directors recommends on ALL proposals, press 1

When asked, please confirm by Pressing 1.

OPTION 2:    If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Proposal 1 — To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions
Proposal 2 — To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

When asked, please confirm by Pressing 1.

CONSENT TO VIEW ANNUAL REPORTS AND PROXY STATEMENTS ONLINE
Press 1 to consent to view future Annual Reports and Proxy Statements for this account via the
      Internet. You may revoke this consent at any time by giving written notice to the Corporation. When asked, please confirm your consent by pressing 1.
The instructions are the same for all remaining proposals.

or

2. VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/pd.

or

3. VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you vote by telephone or Internet, THERE IS
NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

PROXY

PHELPS DODGE CORPORATION

Solicited on Behalf of the Board of Directors of Phelps Dodge Corporation

      The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints Robert N. Burt, Robert D. Krebs, and J. Steven Whisler or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Tuesday, May 1, 2001 at 3:00 p.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned's account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by Mellon Investor Services LLC.

      For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: The undersigned instructs the UMB Bank, N.A. as Trustee for the Plans, to vote all shares or fractions of shares credited to the account as of the latest available processing date on or before May 1, 2001, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

^ FOLD AND DETACH HERE ^

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	To Vote by Internet at our Internet Address: http://www.eproxy.com/pd

or

2.	Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

If you wish to view future Phelps Dodge Corporation Annual Reports and Proxy Statements on-line instead of receiving the printed documents, which will assist the Corporation in reducing future printing and mailing costs, please

•	visit Mellon's web site registration page at http://www.eproxy.com/pd

or

•	call toll free 1-800-840-1208 on a Touch-Tone Telephone and follow the instructions on the reverse side

or

•	check the box on the signature side of the enclosed proxy card and return in the postage paid envelope provided.